Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Dahlia Bailey

(415) 433-3777

dbailey@lhai.com

American Stock Exchange Notifies Axesstel of Compliance Review

SAN DIEGO, CA – March 11, 2008 –Axesstel, Inc. (AMEX: AFT) announced today that on March 5, 2008 it received notice from the staff of the American Stock Exchange (Amex) indicating that Axesstel is below certain of Amex’s continued listing standards contained in Section 1003(a)(i) and Section 1003(a)(ii) of the Amex Company Guide.

Specifically, the Amex staff noted that Axesstel’s stockholder’s equity was less than $2,000,000 and losses from continuing operations and net losses were incurred in two out of Axesstel’s three most fiscal years and that Axesstel’s stockholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three out of Axesstel’s four most recent fiscal years.

To maintain its Amex listing, Axesstel must submit a plan to Amex by April 7, 2008, advising Amex of action that the company has taken, or will take, to increase its stockholder’s equity to a level that would bring it into compliance with the continued listing standards identified above by September 7, 2009. Axesstel is preparing a plan bring it into compliance with such listing standards by September 7, 2009, through increased profitability from its revised operating budget and supplemental financing, as necessary, from the sale of additional debt or equity securities. Axesstel intends to submit the plan to Amex on or before April 7, 2008.

If Axesstel does not submit a plan or if the plan is not accepted by Amex, Axesstel will be subject to delisting procedures at set froth in Section 1010 and part 12 of the Amex Company Guide. Under Amex rules, Axesstel has the right to appeal any determination by Amex to initiate delisting proceedings.

ABOUT AXESSTEL, INC.

Axesstel (AMEX: AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.